Exhibit 10.2
GENERAL TERMS AND CONDITIONS FOR
PHANTOM UNIT AWARDS UNDER THE
DELEK LOGISTICS GP, LLC 2012 LONG-TERM INCENTIVE PLAN

Unless otherwise provided in a separate agreement between you and Delek Logistics GP, LLC (the “Company”) the following terms and conditions apply to your award (the “Award”) of Phantom Units (as defined in the Delek Logistics GP, LLC 2012 Long-Term Incentive Plan (the “Plan”)):

1.Relationship to Plan / Electronic Delivery. The Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof. Except as otherwise provided herein, capitalized terms shall have the same meanings ascribed to them under the Plan. The provisions of the Plan shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. As a participant in the Plan, you are entitled to receive certain information regarding the Plan and its operations and such information is available to you electronically at www.benefitsonline.com. You may receive a paper copy of this information at no cost to you if you contact the Company by telephone at (615) 771-6701 or by regular United States mail at 7102 Commerce Way, Brentwood, Tennessee 37027. By accepting this award, you hereby consent to the electronic delivery of the Plan to you as set forth herein and acknowledge receipt of a copy of the Plan prior to your acceptance of this award.

2.     Vesting Schedule; Settlement. All vesting is subject to your continuous service with the Company or its Affiliates through each applicable vesting date. You shall forfeit the unvested portion of the Phantom Units upon the termination of your service with the Company or its Affiliates. Upon the occurrence of an Exchange Transaction, the treatment of the Phantom Units shall be governed by Section 9 of the Plan. Within 60 calendar days following vesting with respect to a Phantom Unit, you shall be entitled to receive a Unit. Units will be evidenced, at the sole option and in the sole discretion of the Committee, either (i) in book-entry form in your name in the Unit register of the Partnership maintained by the Partnership’s transfer agent or (ii) a unit certificate issued in your name. Upon delivery of a Unit in respect of a Phantom Unit, such Phantom Unit shall cease to be outstanding in your notional account described in Section 3.

3.     Distribution Equivalent Rights. During the Restricted Period, the Award of Phantom Units hereunder shall be evidenced by entry in a bookkeeping account and shall include a tandem Distribution Equivalent Right with respect to the Phantom Units. Distribution Equivalent Rights shall be paid with respect to all cash distributions. Pursuant to the Distribution Equivalent Right, cash distributions paid with respect to Phantom Units shall not be distributed when paid but shall be distributed to you in cash upon vesting of the related Phantom Unit, subject to the same terms and conditions as such Phantom Unit. Upon forfeiture of a Phantom Unit pursuant to this Agreement, the corresponding Distribution Equivalent Right shall also be forfeited.

4.    Rights as Unitholder; Delivery of Units. Until delivery of Units as described in Section 2, you shall have no rights as a unitholder as a result of the grant of Phantom Units hereunder. The Company shall not be obligated to deliver any Units if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulations of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Units are listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of Units to comply with any such law, rule, regulations or agreement.

5.    Assignment of Award. Your rights under this Award and the Plan are personal; no assignment or transfer of your rights under and interest in this Award may be made by you other than by will, by beneficiary designation, by the laws of descent and distribution or by a qualified domestic relations order.

6.    No Service Guaranteed. No provision of this Award shall confer any right upon you to continued service to the Company or its Affiliates.

7.     Governing Law. These terms shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware.

8.    Section 409A

(a)     The Award is intended to comply with or be exempt from Code Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for the Award if such action would result in the imposition of taxes under Code Section 409A. Notwithstanding anything herein to the contrary, if any Plan provision or provision hereof results in the imposition of an additional tax under Code Section 409A, that Plan provision or provisions hereof shall be reformed, to the extent permissible under Code Section 409A, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect your rights to the Award.

(b)     Notwithstanding anything herein to the contrary, if your are identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which you have a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Awards payable or settled on account of a separation from service that are deferred compensation subject to Code Section 409A shall be paid or settled on the earliest of (i) the first business day following the expiration of six months from your separation from service, (ii) the date of your death, or (iii) such earlier date as complies with the requirements of Code Section 409A.

(c)     For all purposes herein, you shall be considered to have terminated service with the Company and its Affiliates when you incur a “separation from service” with the Company within the meaning of Treasury Regulation § 1.409A-1(h).